Exhibit 5.1

April 2, 2015

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Re:	Arthur J. Gallagher & Co.
Registration Statement on Form S-4

Ladies and Gentlemen:

I have acted as counsel to Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in respect of the issuance by the Company of up to 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), to be issued in connection with the acquisition of other securities, businesses or assets.

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions.

I have examined the originals or copies of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed: (i) when the Shares are issued and delivered, the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded, (ii) that the number of Shares to be offered and sold under the Registration Statement will not exceed the number of shares of Common Stock authorized in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time, less that number of shares of Common Stock equal to the sum of (a) shares authorized and reserved for issuance and (b) shares issued and outstanding on the date on which the Shares are authorized, issued and delivered, (iii) the genuineness of all signatures, (iv) the legal capacity and competency of all natural persons, (v) the authenticity of all documents submitted to us as originals or certified to us as duly and validly adopted and (vi) the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that as of the date hereof, the Shares, when issued pursuant to and described in the Registration Statement, will upon receipt of valid consideration therefor be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and I express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to my attention and that may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Seth Diehl
Seth Diehl, Esq.